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                                                                     EXHIBIT 5.1

                          [Latham & Watkins letterhead]

                               September 12, 2000

Digital Lava Inc.
13160 Mindanao Way, Suite 350
Marina del Rey, California  90292

         Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     In connection with the registration of 2,625,000 shares of common stock of Digital Lava Inc., par value $.0001 per share (the "Common Stock"), under the Securities Act of 1933, by Digital Lava Inc., a Delaware corporation (the "Company"), on Form S-3 filed with the Securities and Exchange Commission on September 12, 2000 (as it may be amended or supplemented from time to time, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The registered shares consist of 2,500,000 shares of Common Stock outstanding on the date hereof (the "Outstanding Shares") and 125,000 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of a warrant dated July 31, 2000 (the "Warrant").

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Outstanding Shares and the Warrant Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and, upon issuance of and payment for the Warrant Shares in accordance with the terms of the Warrant, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included within the Registration Statement.

                                Very truly yours,